Exhibit 99.1


               Ameron Awarded $21 Million in Contracts
          for South San Joaquin Irrigation District Project


    PASADENA, Calif.--(BUSINESS WIRE)--July 23, 2003--Ameron International Corporation (NYSE:AMN) today announced that its Water Transmission Group has been awarded contracts totaling approximately $21 million to supply a major water pipeline for the South San Joaquin Irrigation District (SSJID). The South County Water Supply Program in San Joaquin County, California is a cooperative venture of SSJID and the four cities of Escalon, Lathrop, Manteca and Tracy. SSJID currently supplies irrigation water to the county's agricultural industry. Under this new program, SSJID will also deliver drinking water to the four cities through a 37-mile pipeline.
    Ameron's Water Transmission Group will supply the 37-mile pipeline with concrete-cylinder pipe and welded-steel pipe with a variety of protective coatings to provide corrosion resistance. The pipeline will range in diameter from 30-inch to 54-inch. The pipe and fittings will be manufactured at the Company's facility in Tracy, California, with delivery scheduled to begin in the third quarter of 2003 and to be completed early in 2004. James S. Marlen, Chairman, President and Chief Executive Officer, commented that, "Ameron's unique ability to manufacture the full-range of water transmission pipelines required for the project enabled it to be the preferred pipe supplier for the entire pipeline."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             James S. Marlen or Gary Wagner, 626-683-4000